Exhibit 99.1

CUSIP No. 28059Q103	Schedule 13G

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of June 14, 2023, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock, par value $0.0001 per share, of Edify Acquisition Corp., and such statement to which this Joint Filing Agreement is attached as Exhibit 99.1 is filed on behalf of each of the undersigned.

BRACEBRIDGE CAPITAL, LLC

By:	/s/ John N. Spinney, Jr.
Name:	John N. Spinney, Jr.
Title:	Authorized Signatory

FFI FUND LTD.

By:	/s/ John N. Spinney, Jr.
Name:	John N. Spinney, Jr.
Title:	Authorized Signatory

FYI LTD.

By:	/s/ John N. Spinney, Jr.
Name:	John N. Spinney, Jr.
Title:	Authorized Signatory

OLIFANT FUND, LTD.

By:	/s/ John N. Spinney, Jr.
Name:	John N. Spinney, Jr.
Title:	Authorized Signatory